Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2005

HOUSTON, August 2, 2005 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $6.7 million, or $0.37 per share for the three months ended June 30, 2005, versus net income of $2.8 million, or $0.16 per share for the second quarter of 2004. Total revenues increased approximately 52% to $80.6 million for the quarter ended June 30, 2005 from $52.9 million for the same period in 2004 as the Company experienced strong worldwide demand for its products and services. Operating income increased to $9.7 million in the second quarter of 2005 from $4.1 million in the second quarter of 2004. As a percentage of revenues, operating income increased to approximately 12% in 2005 from 8% in 2004.

For the six months ended June 30, 2005, net income was $11.0 million, or $0.62 per share, compared with net income of $5.3 million, or $0.31 per share, for the same period in 2004. Revenues for the six months ended June 30, 2005 were $150.6 million, up approximately 42% when compared to revenues of $106.3 million for the same period last year. Operating income increased to $16.2 million for the six months ended June 30, 2005 from $8.3 million during the first half of 2004.

In addition, the Company announced that its backlog at June 30, 2005 was approximately $202 million, compared to its June 30, 2004 backlog of approximately $63 million. The Company expects its earnings per share for the quarter ending September 30, 2005 to approximate $0.34 to $0.38 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2005	2004	2005
Revenues	$52,921	$80,616	$106,299	$150,620
Cost and expenses:
Cost of sales	36,625	55,783	74,130	104,727
Selling, general and administrative	8,171	9,459	15,567	18,952
Engineering and product development	3,989	5,689	8,261	10,698

	48,785	70,931	97,958	134,377

Operating income	4,136	9,685	8,341	16,243
Interest expense	248	410	558	774

Income before income taxes	3,888	9,275	7,783	15,469
Income tax provision	1,086	2,615	2,446	4,460

Net income	$2,802	$6,660	$5,337	$11,009

Diluted earnings per share	$0.16	$0.37	$0.31	$0.62

Weighted average shares – diluted	17,326	17,817	17,330	17,817

Depreciation and amortization	$2,778	$3,403	$5,597	$6,710

Capital expenditures	$3,695	$4,148	$7,106	$8,845